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                                                                     Exhibit 5.1

                                  May 28, 1996

                                                                  (614) 365-2743

ACCEL International Corporation
475 Metro Place North
Dublin, Ohio 43017

         Re:      Common Stock, $.10 Par Value

Gentlemen:

     We have acted as counsel to ACCEL Internantional Corporation (the "Company") in connection with the Registration Statement on Form S-2 to be filed by the Company with the Securities and Exchange Commission ("SEC") on May 28, 1996 (the "Registration Statement"). The Registration Statement relates to (i) the distribution to holders of record the Common Stock, $.10 par value, of Company (the "Common Stock") of one non-tranferable subscription right (the "Rights") for each share of Common Stock held on such record date, and (ii) the shares of Common Stock to be issued upon exercise of the Rights (the "Underlying Shares").

     At the Company's Annual Stockholders' Meeting to be held on June 11, 1996, the stockholders will be asked to approve a proposal to amend the Company's Certificate of Incorporation to increase the total number of authorized shares of Common Stock from 10,000,000 to 15,000,000 (the "Amendment"). For purposes of this opinion, we are assuming that the Underlying Shares will not be issued before the Amendment has been approved by the stockholders of the Company and the appropriate certificate setting forth the Amendment has been duly filed with the Secretary of State of the State of Delaware.

     In connection with the transactions described herein, we have examined such corporate records and other documents and certificates of public officials as we have deemed necessary in order for us to render the opinion set forth below.

     Based on the foregoing, we are of the opinion that:



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ACCEL International Corporation
May 28, 1996
Page 2

         1. The Rights have been duly authorized and when validly issued in accordance with such authorization, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally.

         2. The Underlying Shares issuable upon exercise of the Rights, when issued, delivered and paid for as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We are admitted to the bar of the State of Ohio. In rendering the opinion set forth above, we have not passed on and do not purport to pass upon the application of any laws of any jurisdiction other than the federal securities laws, the corporate law of the State of Delaware and the laws of the State of Ohio.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement.

                                        Very truly yours,

                                        SQUIRE, SANDERS & DEMPSEY